EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the incorporation by reference in the following registration statements, and in the related prospectuses thereto, of Asure Software, Inc.  (Form S-3 Nos. 333-185488 and 333-182828 and Form S-8 Nos. 333-77733, 333-44533, 333-48885, 333-28499, 333-64212, and 333-110239) of our report dated March 27, 2014, with respect to the consolidated financial statements of Asure Software, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/    Ernst & Young LLP

Austin, Texas
March 27, 2014